EXHIBIT 99.1

Alpha and Omega Semiconductor Reports Financial Results for the First Quarter of Fiscal 2012 Ended September 30, 2011

SUNNYVALE, Calif., Nov. 2, 2011 (GLOBE NEWSWIRE) -- Alpha and Omega Semiconductor Limited ("AOS") (Nasdaq:AOSL), a designer, developer and global supplier of a broad range of power semiconductors, today reported financial results that are prepared in accordance with U.S. General Accepted Accounting Principles ("U.S. GAAP") for the first quarter of fiscal 2012 ended September 30, 2011.

The results for the first quarter of fiscal 2012 ended September 30, 2011 are as follows:

  Revenue was $83.4 million, a sequential decrease of 13.8% from $96.8 million for the prior quarter, and a decrease of 6.7% from $89.4 million for the same quarter in the prior fiscal year.

  Gross margin was 24.7%, compared to 30.4% for the prior quarter and 27.0% for the same quarter in the prior fiscal year.

  Operating expenses were $17.7 million, compared to $19.2 million for the prior quarter and $15.5 million for the same quarter in the prior fiscal year.
  Non-GAAP operating expenses were $16.1 million, compared to $16.8 million for the prior quarter and $14.0 million for the same quarter in the prior fiscal year. Non-GAAP operating expenses excluded share-based compensation expense of $1.1 million, $1.8 million and $1.4 million for this quarter, the prior quarter and the same quarter in the prior fiscal year, respectively. In addition, non-GAAP operating expenses excluded U.S. GAAP conversion costs of $0.4 million and $0.6 million for this quarter and the prior quarter, respectively.
  Operating income was $2.9 million, compared to $10.2 million for the prior quarter and $8.7 million for the same quarter in the prior fiscal year.
  Non-GAAP operating income was $4.6 million, compared to $12.8 million for the prior quarter and $10.2 million for the same quarter in the prior fiscal year. Non-GAAP operating income excluded share-based compensation expense of $1.2 million, $2.0 million and $1.5 million for this quarter, the prior quarter and the same quarter in the prior fiscal year, respectively. In addition, non-GAAP operating income excluded U.S. GAAP conversion costs of $0.4 million and $0.6 million for this quarter and the prior quarter, respectively.
  Net income was $2.1 million, or $0.08 per diluted share, compared to $9.7 million, or $0.37 per diluted share, for the prior quarter and $8.8 million, or $0.37 per diluted share, for the same quarter in the prior fiscal year.
  Non-GAAP net income, excluding share-based compensation expense and U.S. GAAP conversion costs, was $3.8 million, or $0.15 per diluted share, compared to $12.3 million, or $0.47 per diluted share, for the prior quarter and $10.3 million, or $0.44 per diluted share, for the same quarter in the prior fiscal year.

 Reconciliation of non-GAAP financial measures to the U.S. GAAP amounts are set forth in the attached schedules.

"In response to the macroeconomic environment, we responded decisively during the September quarter to reduce our operating expenses and to lower our inventory level at a faster rate than our original guidance. In addition, our new Generation 5 products are gaining design wins, and we are currently ramping up production gradually at IDT's Oregon facility for these and other products," said Dr. Mike Chang, Chief Executive Officer and Chairman of AOS. "In recent weeks, our bookings pattern has stabilized and shown gradual improvement. Despite the economic uncertainty, we continue to focus on long-term growth by investing in new products and technology development to further diversify and expand our serviceable available markets (SAM)."

Fiscal Q2, 2012 Business Outlook

The following statements are based upon management's current expectations. These statements are forward-looking, and actual results may differ materially. AOS undertakes no obligation to update these statements.

  Revenue is expected to be between $75 million and $79 million.
  Gross margin is expected to be approximately at 24% +/- 50 basis points.
  Operating expenses are expected to be approximately flat to slightly down from prior quarter.
  Operating income is expected to be in the range of 1.0% to 2.0%.
  Non-GAAP operating income is expected to be in the range of 3.0% to 4.0%, excluding estimated $1.5 million share-based compensation expense.

Conference Call and Webcast

AOS plans to conduct an investor teleconference and live webcast to discuss the financial results for the first quarter of fiscal 2012 today, November 2, 2011 at 2:00 p.m. PDT / 5:00 p.m. EDT. To participate in the live call, analysts and investors should dial 877-312-8797 (or 253-237-1194 if outside the U.S.). To access the live webcast and the subsequent replay of the conference call, which will be available for seven days after the live call, go to the "Events & Presentations" section of the company's investor relations website, http://investor.aosmd.com.

Forward Looking Statements

This press release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management's judgment, beliefs, current trends, and anticipated product performance. These forward looking statements include, without limitation, projected amount of revenues, gross margin, and operating income, expectation with respect to the macroeconomic conditions, product design wins and our long-term strategy and revenue growth, and other information under the section entitled "Business Outlook". Forward looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, our ability to introduce or develop new and enhanced products that achieve market acceptance; the actual product performance in volume production; the quality and reliability of our product, our ability to achieve design wins, the general business and economic conditions, our ability to identify and consummate strategic transactions; the state of semiconductor industry and seasonality of our markets, and other risks as described in our SEC filings. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today's date, unless otherwise stated, and AOS undertakes no duty to update such information, except as required under applicable law.

Use of Non-GAAP Financial Measures

To supplement our unaudited consolidated financial statements presented on a basis consistent with the U.S. GAAP, we disclose certain non-GAAP financial measures, including non-GAAP operating expenses, operating income, projected operating income, net income and earnings per share. These supplemental measures exclude share-based compensation expenses that are non-cash charges and costs incurred for our U.S. GAAP conversion. We believe that non-GAAP financial measures can provide useful information to both management and investors by excluding certain non-cash and non-recurring expenses that are not indicative of our core operating results. In addition, our management uses non-GAAP measures to compare our performance relative to forecasts and to benchmark our performance externally against competitors. Our use of non-GAAP financial measures has certain limitations in that the non-GAAP financial measures we use may not be directly comparable to those reported by other companies. For example, the term used in this press release, non-GAAP net income, does not have a standardized meaning. Other companies may use the same or similarly named measures, but exclude different items, which may not provide investors with a comparable view of our performance in relation to other companies. We seek to compensate for this limitation by providing a detailed reconciliation of the non-GAAP financial measures to the most directly comparable U.S. GAAP measures in the tables attached to this press release.  Investors are encouraged to review the related U.S. GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measures.

About Alpha and Omega Semiconductor

Alpha and Omega Semiconductor Limited, or AOS, is a designer, developer and global supplier of a broad range of power semiconductors, including a wide portfolio of Power MOSFET and Power IC products. AOS seeks to differentiate itself by integrating its expertise in device physics, process technology, design and advanced packaging to optimize product performance and cost, and its product portfolio is designed to meet the ever increasing power efficiency requirements in high volume applications, including portable computers, smart phones, flat panel TVs, battery packs, portable media players, UPS, motor control and power supplies. For more information, please visit http://www.aosmd.com. For investor relations, please contact So-Yeon Jeong at investors@aosmd.com.

The following consolidated financial statements are prepared in accordance with U.S. GAAP.

Alpha and Omega Semiconductor Limited
Condensed Consolidated Balance Sheets
U.S. GAAP
(in thousands, except par value per share)
(unaudited)

	September 30, 2011	June 30, 2011
ASSETS
Current assets:
Cash and cash equivalents	$ 88,400	$ 86,708
Restricted cash	38	54
Accounts receivable, net	25,434	42,503
Inventories	53,309	65,251
Deferred tax assets	1,831	1,773
Other current assets	3,668	5,056
Total current assets	172,680	201,345
Property and equipment, net	131,730	127,839
Intangible assets, net	1,456	1,599
Deferred tax assets	8,960	9,048
Other long-term assets	6,620	7,607
Total assets	$ 321,446	$ 347,438

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Bank borrowings	$ 4,000	$ --
Accounts payable	37,773	64,678
Accrued liabilities	11,425	15,123
Income taxes payable	1,218	2,377
Deferred margin	382	495
Capital leases - current portion	161	306
Total current liabilities	54,959	82,979
Income taxes payable - long term	3,139	3,081
Deferred income tax liabilities	24	25
Capital leases - long term portion	130	130
Deferred rent	1,041	973
Total liabilities	59,293	87,188

Shareholders' equity:
Preferred shares, par value $0.002 per share:
Authorized: 10,000 shares; Issued and outstanding: none at September 30, 2011 and June 30, 2011	--	--
Common shares, par value $0.002 per share:
Authorized: 50,000 shares; Issued and outstanding: 24,650 shares and 24,409 shares at September 30, 2011 and 24,612 shares and 24,562 shares at June 30, 2011	49	49
Treasury shares at cost; 241 shares at September 30, 2011 and 50 shares at June 30, 2011	(2,267)	(693)
Additional paid-in capital	154,353	153,004
Accumulated other comprehensive income	923	934
Retained earnings	109,095	106,956
Total shareholders' equity	262,153	260,250
Total liabilities and shareholders' equity	$ 321,446	$ 347,438

Alpha and Omega Semiconductor Limited
Condensed Consolidated Statements of Income
U.S. GAAP
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	September 30, 2011	June 30, 2011	September 30, 2010

Revenue	$ 83,448	$ 96,835	$ 89,417
Cost of goods sold	62,871	67,396	65,272
Gross profit	20,577	29,439	24,145
Gross margin	24.7%	30.4%	27.0%

Operating expenses:
Research and development	8,394	9,021	6,259
Selling, general and administrative	9,283	10,177	9,198
Total operating expenses	17,677	19,198	15,457
Operating income	2,900	10,241	8,688

Interest income	39	139	28
Interest expense	(27)	(75)	(46)
Income on equity investment in APM	--	--	886
Income before income taxes	2,912	10,305	9,556

Income tax expense	773	623	756
Net income	$ 2,139	$ 9,682	$ 8,800

Net income per share
Basic per share	$ 0.09	$ 0.39	$ 0.40
Diluted per share	$ 0.08	$ 0.37	$ 0.37

Weighted-average number of shares used in computing net income per share
Basic shares	24,472	24,514	22,115
Diluted shares	25,495	25,984	23,662

Alpha and Omega Semiconductor Limited
Reconciliation of Operating Expenses to non-GAAP Operating Expenses
(in thousands)
(unaudited)
	Three Months Ended
	September 30, 2011	June 30, 2011	September 30, 2010

U.S. GAAP operating expenses	$ 17,677	$ 19,198	$ 15,457

Share-based compensation included in
Operating expenses:
Research and development	259	606	387
Selling, general and administrative	882	1,209	1,024
	1,141	1,815	1,411

U.S. GAAP conversion costs included in
Selling, general and administrative	435	621	--

Non-GAAP operating expenses	$ 16,101	$ 16,762	$ 14,046

Alpha and Omega Semiconductor Limited
Reconciliation of Operating Income to non-GAAP Operating Income
(in thousands)
(unaudited)
	Three Months Ended
	September 30, 2011	June 30, 2011	September 30, 2010

U.S. GAAP operating income	$ 2,900	$ 10,241	$ 8,688

Share-based compensation:
Cost of goods sold	81	143	137
Research and development	259	606	387
Selling, general and administrative	882	1,209	1,024
Total share-based compensation	1,222	1,958	1,548

U.S. GAAP conversion costs included in
Selling, general and administrative	435	621	--

Non-GAAP operating income	$ 4,557	$ 12,820	$ 10,236

Alpha and Omega Semiconductor Limited
Reconciliation of Net Income to non-GAAP Net Income
(in thousands, except per share amounts)
(unaudited)
	Three Months Ended
	September 30, 2011	June 30, 2011	September 30, 2010

U.S. GAAP net income	$ 2,139	$ 9,682	$ 8,800

Share-based compensation:
Cost of goods sold	81	143	137
Research and development	259	606	387
Selling, general and administrative	882	1,209	1,024
Total share-based compensation	1,222	1,958	1,548

U.S. GAAP conversion costs included in
Selling, general and administrative	435	621	--

Non-GAAP net income	$ 3,796	$ 12,261	$ 10,348

Non-GAAP diluted EPS	$ 0.15	$ 0.47	$ 0.44

Weighted-average number of shares used in computing non-GAAP earnings per share
Diluted shares	25,495	25,984	23,662
CONTACT: Alpha and Omega Semiconductor Limited
         Investor Relations
         So-Yeon Jeong
         investors@aosmd.com